June 28, 2006

Gary C. Butler

195 Mt. Harmony Road

Bernardsville, New Jersey 07924

Dear Gary:

This letter outlines our understandings concerning your employment by Automatic Data Processing, Inc. (“ADP”).

1.

Employment. You are currently ADP’s President and chief operating officer and, effective August 31, 2006, shall become its chief executive officer and President, subject to the direction and control of ADP’s Board of Directors. You shall also be a member of ADP’s Board of Directors.

2.	Compensation.

a)	Effective July 1, 2006, ADP shall pay you a base salary of at least $850,000 per annum.

b)

Effective July 1, 2006, your target bonus for each fiscal year (i.e. July 1 to June 30) shall be at least $1,200,000. The actual bonus paid for each fiscal year shall be based upon your accomplishments in relation to pre-established performance goals (including revenue growth, increased profitability and other significant items) established by the Compensation Committee of ADP’s Board of Directors (the “Compensation Committee”) pursuant to the terms of ADP’s 2001 Executive Incentive Compensation Plan and any successor plan thereto (collectively, the “Incentive Plan”).

c)

(i) ADP will, provided that the pre-established performance goals established by the Compensation Committee under the applicable ADP 2-year performance-based restricted stock program (“PBRS”, the first program of which, pending approval by the Compensation Committee, will commence July 1, 2006 and end June 30, 2008) have been achieved at the 100% target level, sell you at least 32,000 shares of ADP restricted stock in accordance with the terms and conditions of each such PBRS program and pursuant to the Incentive Plan. If the pre-established performance goals at the 100% target level for any such PBRS program are exceeded or are not achieved, the number of shares of restricted stock sold to you pursuant to such PBRS program will be increased or decreased, as the case may be, by the amount determined pursuant to the terms and conditions in such program. (The first time shares of ADP restricted stock can be sold to you pursuant to this Paragraph 2(c)(i) will be after the completion of the first PBRS program.)

(ii) ADP will, on July 1, 2006, sell you 10,000 shares of its restricted common stock, of which 5,000 shares will have their restrictions lapse January 1, 2007 and 5,000 shares will have their restrictions lapse on January 1, 2008. This grant will bring your total number of shares of restricted stock that have their restrictions lapsing in each of fiscal 2007 and fiscal 2008 to 32,000 shares.

d)

(i) You will be granted stock options for a minimum of 200,000 shares of ADP common stock each fiscal year (commencing with fiscal 2007) during the term of this agreement; your fiscal 2007 stock option grant made shall be made on July 1, 2006. Subject to the attainment of any pre-established performance goals that may be set by the Compensation Committee (in its sole discretion), vesting of each such stock option shall be in five equal installments of 20% each, commencing one year after the applicable grant date.

(ii) In addition, you will be granted a one-time stock option grant for 150,000 shares on July 1, 2006. Subject to the attainment of any pre-established performance goals that may be set by the Compensation Committee (in its sole discretion), vesting of such option shall be in five equal installments of 20% each, commencing one year after the grant date.

e)

Under ADP’s current 3-year growth incentive plan (the “GIP”), your 100% target level cash bonus will be equal to 70% of your applicable base salary (all as determined by the terms and conditions of the GIP). Under each ADP 2-year accelerated revenue growth program (the “ARP”, the first program of which will, pending approval by the Compensation Committee, commence July 1, 2006 and will end June 30, 2008), the “target number of shares” of ADP restricted stock shall be based on 70% of your applicable base salary (all as determined by the terms and conditions of the applicable ARP).

f)	Effective July 1, 2006, ADP will pay you a prerequisite allowance of $125,000 each fiscal year.

g)

The above salary, bonus, stock and other arrangements will be reviewed annually by the Compensation Committee and may be increased in its sole discretion. You shall also be entitled to participate in all of ADP’s then current pension, 401(k), medical and health, life, accident, disability and other insurance programs, stock purchase and other plans and arrangements (including all ADP policies relating to the exercise of stock options following a person’s retirement from, or cessation of employment with, ADP) that are generally available to other ADP senior executives.

3.	Term. The initial term of this letter agreement shall be for a period of one year. This letter agreement shall automatically continue after its initial term for successive one-

year periods, unless and until either of us gives the other written notice at least six months prior to the end of the applicable one-year term that this letter agreement shall terminate as at the end of such term.

4.	Termination. If your employment with ADP is terminated, you or, in the case of your death, the “Trust” (as defined in Paragraph 4(c) below) will receive the following compensation:

a)

If you are discharged for cause, ADP’s obligation to make payments to you shall cease on the date of such discharge. As used herein, the term “for cause” shall cover circumstances where ADP elects to terminate your employment because you have: (i) been convicted of a felony and such conviction has been upheld by a final court of law; (ii) failed or refused to perform your obligations as chief executive officer; (iii) committed any act of negligence in the performance of your duties hereunder and failed to take appropriate corrective action (if such corrective action can be taken); or (iv) committed any act of willful misconduct.

b)

If ADP terminates your employment for any reason other than (A) “for cause”, (B) for death or permanent or serious disability, either physical or mental, (C) on account of a “Change in Control” (as defined in Paragraph 5(a) below), or (D) under the circumstances covered by Paragraphs 6(a) and 6(b) below , you will, for 24 months after such termination date: (i) receive the compensation provided for under Paragraph 2(a) above; (ii) have your Company stock options continue to vest; (iii) have the restrictions on your restricted stock continue to lapse (without regard to any performance goals); and (iv) continue to participate in each of the then ongoing PBRS and ARP restricted stock programs, and the GIP cash program, in the same manner as would have been the case had you continued to be an ADP employee and, if the performance goals established by the Compensation Committee under the applicable programs have been met, you shall receive the number of shares of restricted stock or cash, as the case may be, that you would have been entitled to receive had you continued to be an ADP employee.

c)

If you die or become permanently and seriously disabled, either physically or mentally, so that you are absent from your office due to such disability and otherwise unable substantially to perform your services hereunder, ADP may terminate your employment. ADP shall continue to pay to the Gary C. Butler Irrevocable Trust dated February 5, 1986, J. Michael Campbell, Trustee (the “Trust”), in the case of your death, or to you, in the case of your termination for disability, your full compensation up to and including the effective date of your termination for death or disability. For 36 months after such termination date, the Trust or you, as the case may be, will: (i) receive the compensation provided for under Paragraph 2(a) above; (ii) receive your restricted stock and unvested ADP stock options, all of which shall automatically vest on the date of your death or termination for disability; and (iii) continue to participate in each of the then ongoing PBRS and ARP restricted stock programs, and the GIP cash program, in the same manner as would have been the case had you continued to be an ADP employee and, if the performance goals established by the Compensation

Committee under the applicable programs have been met, the Trust or you, as the case may be, shall receive the number of shares of restricted stock or cash, as the case may be, that you would have been entitled to receive had you continued to be an ADP employee.

d)

If you elect to voluntarily leave ADP in the absence of a Change in Control (other than under the circumstances covered by Paragraphs 6(a) and 6(b) below), ADP’s obligation to make any payment to you under this Paragraph 4 shall cease on the date your employment ends.

e)

If a Change in Control occurs and if your employment is terminated (other than for cause) or you resign for “Good Reason” within 24 months after such Change in Control event, you will receive a termination payment equal to 300% of your “Current Total Annual Compensation”. This termination payment will be reduced to either 200% or 100% of your Current Total Annual Compensation if such termination or resignation occurs during the third year (i.e. more than 24 months and less than 37 months), or more than three years (i.e. more than 36 months), after such Change in Control event, whichever is applicable. In addition, all of your ADP stock options will become fully vested, and all of your ADP restricted stock having restrictions lapsing within three years after the date of such termination or resignation shall have such restrictions automatically removed (without regard to any performance goals). In addition, (i) the number of shares of restricted stock you would have been entitled to receive had the performance goals been achieved at the 100% target rate in each of the then ongoing PBRS and ARP restricted stock programs shall be immediately and automatically sold to you and all restrictions thereon removed, and (ii) if the Change in Control occurs prior to the completion of the GIP, you will receive the same payment you otherwise would have received had the GIP achieved its 100% target rate. ADP will also pay you a tax equalization payment in an amount which when added to the other amounts payable to you under this Paragraph 4(e) will place you in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986 or any successor statute of similar import did not apply. You are also entitled to receive, on an item-by-item basis, the greater of the benefits and payments and more favorable conditions provided under this letter agreement and/or the Automatic Data Processing, Inc. Change in Control Severance Plan for Corporate Officers.

f)	The termination of this letter agreement or your employment shall not affect those provisions of this letter agreement that apply to any period or periods subsequent to such termination.

5.	Definitions. For purposes of this Agreement, the following definitions shall apply:

a)

“Change in Control” shall mean the occurrence of any of the following: (A) any “Person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding ADP, any subsidiary of ADP, or any employee benefit plan sponsored or maintained by ADP (including any trustee of any such plan acting in his capacity as trustee), becoming the “beneficial owner”

(as defined in Rule 13d-3 under the Exchange Act) of securities of ADP representing 25% or more of the total combined voting power of ADP’s then outstanding securities; (B) the merger, consolidation or other business combination of ADP (a “Transaction”), other than a Transaction immediately following which the stockholders of ADP immediately prior to the Transaction continue to be the beneficial owners of securities of the resulting entity representing more than 65% of the voting power in the resulting entity, in substantially the same proportions as their ownership of ADP voting securities immediately prior to the Transaction; or (C) the sale of all or substantially all of ADP’s assets, other than a sale immediately following which the stockholders of ADP immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 65% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of ADP voting securities immediately prior to the Transaction.

b)

“Good Reason” shall mean: (A) any action which results in a diminution in any respect in your current position, authority, duties or responsibilities as ADP’s chief executive officer; or (B) a reduction in the overall level of your compensation or benefits.

c)

“Current Total Annual Compensation” shall be the total of the following amounts: (A) the greater of your current annual salary for the calendar year in which your employment terminates or for the calendar year immediately prior to the year of such termination; and (B) the average of your annual bonus compensation (prior to any bonus deferral election), for the two most recent calendar years immediately preceding the year in which your employment terminates.

6.	Retirement.

(a)

If the Compensation Committee deems it to be in ADP’s best interests that you retire prior to reaching your 65th birthday or if you decide (at your sole discretion) to retire at any time after your 65th birthday, then on the date of your retirement:

i.

all of your restricted stock then owned by you shall continue to be owned by you and the restrictions thereon will continue to lapse in the same manner as would have been the case had you continued to be an ADP employee;

ii.

you will continue to participate in each of the then ongoing PBRS and ARP restricted stock programs and the GIP cash program in the same manner as would have been the case had you continued to be an ADP employee and you shall receive the number of shares of restricted stock and/or cash, as the case may be, you would have been entitled to receive had you continued to be an ADP employee, the restrictions on which will continue to lapse in the same manner as would have been the case had you continued to be an ADP employee; and

iii.	all of your outstanding unvested stock options shall vest on your retirement date

(b)	If ADP’s Board of Directors confers on any other person (including any other ADP director, officer or associate) any authority, duties, responsibilities or powers superior or equal to the authority, duties, responsibilities or powers you have as ADP’s chief executive officer on August 31, 2006, you may (at your sole option and discretion) deem such action to constitute a request that you immediately retire in the best interests of ADP, in which case the provisions of Paragraph 6(a) above shall apply.

(c)

If you elect to retire from ADP for any reason whatsoever, ADP will: (i), subject to ADP’s reasonable prior approval, provide you with appropriate office and secretarial support until your 72nd birthday, which office will not, in any event, be located in an ADP facility; (ii) allow you to keep your company car; and (iii) allow you to use the ADP travel group to make your personal travel arrangements using your own funds.

7.

SORP. Under the Automatic Data Processing, Inc. Supplemental Officers Retirement Plan (the “SORP”):(i) if your employment hereunder terminates other than for cause, your “Final Average Annual Pay” shall, to the extent applicable, be deemed to include the applicable compensation attributable to the periods covered by the termination payments made to you hereunder; and (ii) if the Compensation Committee deems it to be in ADP’s best interests that you retire prior to your 65th birthday, any early retirement benefit payable under the SORP will not be actuarially reduced to reflect the payment of benefits before your “Normal Retirement Date” (as defined in the SORP).

If the foregoing correctly sets forth our understandings, please sign this letter agreement where indicated, whereupon it will become a binding agreement between us.

Very truly yours,

AUTOMATIC DATA PROCESSING, INC.

By: /s/ Arthur F. Weinbach
Arthur F. Weinbach
Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/     Gary C. Butler

Gary C. Butler